Results of  October 5, 2000 shareholder meeting
          (Unaudited)



               An annual meeting of shareholders of the fund was held on
               October 5, 2000. At the meeting, each of the nominees for
               Trustees was elected, as follows:

                                         Votes
                                 Votes for   withheld
               Jameson Adkins Baxter      9,973,257
108,271
               Hans H. Estin  9,963,229      118,299
               Ronald J. Jackson      9,970,588
110,940
               Paul L. Joskow 9,970,107      111,421
               Elizabeth T. Kennan    9,964,041
117,487
               Lawrence J. Lasser     9,966,805
114,723
               John H. Mullin III     9,972,850
108,678
               George Putnam, III     9,966,579
114,949
               A.J.C. Smith   9,968,964      112,564
               W. Thomas Stephens     9,973,150
108,378
               W. Nicholas Thorndike  9,964,639
116,889

               A proposal to ratify the selection of
               PricewaterhouseCoopers LLP as the independent
               auditors of your fund was approved as
               follows:
               9,987734 votes for, and 23,312 votes against,
with  70,482
               abstentions and broker non-votes.